UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

SigmaTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Sigmatel, Inc. (SGTL)

Q4 2007 Earnings Call

04:30 PM February 04, 2008 ET

Corrected Transcript

Operator: Good day and welcome to the SigmaTel Fourth Quarter 2007 Earnings Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Ms. Martha Aviles. Please go ahead.

Martha Aviles, Corporate Communications Manager

Thank you. Good afternoon and welcome to SigmaTel’s fourth quarter 2007 earnings conference call. Press release detailing our financial results was issued a short time ago and is available on our website. This call is being simulcast and can be accessed through our website as well.

Before we begin, please note that the discussion contains forward-looking statements which are based on our current expectations, including forecasted revenue, operating expense, other increment expense, stock-based compensation expense, taxes and earnings. We wish to caution you that actual results could differ materially from the expected results.

For a more thorough discussion of the risk to which these forward-looking statements are subject, please refer to the recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on March 15th, 2007 and the Form 10-Q that was filed on November 2nd, 2007.

This conference call is occurring on Monday, February 4th, 2008. The contents of this call contain time-sensitive information that is current only at the time of this live broadcast. If any portion of this call is retransmitted at a later date, SigmaTel will not be reviewing or updating the material that is contained herein.

The discussion today will use both GAAP and non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures can be found in today’s press release which is on SigmaTel’s website.

At this time, I’d like to introduce SigmaTel’s President and CEO, Phil Pompa to provide an overview of our business during the fourth quarter of 2007. Scott Schaefer, CFO, will then present the financial details. Phil will then conclude the prepared portion of the call with guidance for the first quarter of 2008. Phil?

Phil Pompa, President and Chief Executive Officer

Thank you, Martha, and welcome.

During this call, Scott and I will review the status of our business, fourth quarter results and the company’s first quarter outlook. This call will only focus on these items and not today’s merger announcement.

We’ve reported fourth quarter revenues of $33.2 million compared to 37.5 million in fourth quarter 2006. Additionally, we reported non-GAAP gross margins of 43.3% adjusted for amortization of acquired intangibles. We ended the quarter with approximately $71.4 million in cash, cash equivalents, restricted cash, and short-term investments. Scott will cover more financial details later in the call.

In Q4, our GAAP operating expenses were $19.1 million, which includes approximately $1.2 million of stock-based compensation. We accomplished a restructuring and aggressive expense management in 2007. OpEx dropped from 28.8 million in Q1 to $19.1 million in Q4 2007. We managed through a competitive marketplace maintaining our margins while beginning to ramp and transition to a new, more competitive 3700 product line.

This past year we achieved design wins in each of the business lines with new customers including Kodak printers, Samsung televisions and Sony media players. We began to transition to the 3700 product family and away from the 3500 family. In 2007, we shipped over a million units of the next generation 3700 product family to both OEMs and ODMs worldwide.

And now turning to the fourth quarter business results; first of all, our SDK 5.0 is now available on the 3710 for the mass market. This SDK enables audio-only small display MP3 devices to provide over 60 hours of playback on a single 400 milliamp hour battery.

For the general release of SDK 5.0, SigmaTel’s beta partners have begun developing players based on the 3710, which offers larger memory support, lower power and longer battery life over the 3500. By the end of the fourth quarter, the STMP3710 had already shipped over a quarter million units.

At CES last month, we showcased several 3700 powered PMP solutions from our ODMs in China and multiple MP3 devices designed by Ramos based on our technology. Ramos is an OEM with 10% market share in the domestic China market. They market to a wide variety of demographic groups with retail stores, local promotions and specifically target teenagers in China.

Consequently, our SoC product mix for the media player market continues to shift. More than 40% of our media player revenue came from the 3600 and 3700 product families. We expect this to fully transition in the first quarter of this year with 3600 and 3700 product families accounting for over 50% of our shipments in Q1.

Furthermore at CES, we demonstrated alpha versions of our GPS units powered by SigmaTel technology running Windows CE. We expect to have additional announcements from this new product line later in the quarter.

In our Consumer Audio product line, Samsung has adopted the second generation of our TV audio solution, the SGTV5900, and is currently shipping it in mass production. Our development team continues to work on new offerings for the consumer audio market and we anticipate tape out of our first silicon by the end of this quarter, with more details to be available at that time.

Finally, we are very pleased with the Kodak’s momentum on their EASYSHARE product line. The printers are reasonably showcased on an episode of Celebrity Apprentice and Kodak launched their next generation printer, the ESP 3 that incorporates SigmaTel processor technology at CES. The Kodak ESP 3 All-in-One Printer retails for $129 and comes with an automatic facial retouching feature.

And now I’ll turn the discussion over to Scott to cover the financial results for the quarter. Scott?

Scott Schaefer, Vice President of Finance and Chief Financial Officer

Thanks, Phil. As Phil mentioned, revenues for the fourth quarter of 2007 totaled $33.2 million, with approximately 70% of total revenue coming from PMP, 20% from Printers and 10% coming from Consumer Audio.

GAAP gross margin for the fourth quarter of 2007 was 42%. Non-GAAP gross margin was 43% compared to 44% in Q3 of 2007. We reported a GAAP net loss for the fourth quarter of $4 million or $0.11 per share. The non-GAAP adjusted net loss for the fourth quarter was $2 million or $0.06 per share.

The adjustments to reconcile GAAP to non-GAAP financial measures were stock-based compensation of $1.2 million, amortization of intangibles from acquisitions of approximately $400,000, and an impairment charge on long lived assets of approximately $400,000. GAAP operating expenses in the fourth quarter totaled $19.1 million. R&D expenses in the fourth quarter were $12.8 million compared to $16.4 million in the third quarter of 2007.

SG&A expenses in the quarter were $5.6 million compared to $6.5 million in the third quarter. Included in these operating expenses is stock-based compensation of $1.2 million in the fourth quarter and $1.5 million in the third quarter.

In comparison to the fourth quarter of 2006, our total R&D expense has dropped 41% from $20.5 million and SG&A has dropped 43% from $8.2 million. Excluded from these amounts are adjustments for stock-based compensation, amortization of intangibles and expenses related to our former CEO’s severance.

Inventory as of December 31st totaled $12.3 million net of reserves, which is just above our stated 60-day goal. The effective income tax rate for the fourth quarter was approximately 3%, reflecting the benefit of net operating loss carry-backs.

And now, I’ll hand the call back over to Phil for first quarter guidance.

Phil Pompa, President and Chief Executive Officer

Thanks, Scott. Revenues for Q1 should be in the range of 17 to $22 million, with our gross margin at 44% plus or minus a couple of points. This guidance takes into account various market risks including the macroeconomic situation and normal Q1 seasonality.

We expect our Q1 non-GAAP operating expenses to be in the range of $21 million excluding stock-based compensation. This should result in diluted GAAP loss per share in the range of $0.40 to $0.30 and non-GAAP loss per share to be in the range of $0.35 to $0.25 based on 36.1 million diluted weighted average shares outstanding.

SigmaTel has entered into a definitive agreement with Freescale Semiconductor, a privately held global leader in the design and manufacturer of embedded semiconductors, for Freescale to acquire SigmaTel. Under the terms of this agreement, Freescale will pay $3 of cash per outstanding share of SigmaTel stock. Vinson & Elkins LLP acted as the legal advisor to SigmaTel and ThinkEquity Partners LLC, a wholly owned subsidiary of London-based Panmure Gordon and Company acted as exclusive financial advisor to SigmaTel.

The agreement contains a go-shop provision through March 4, 2008, during which period SigmaTel has the right to solicit and engage in discussions and negotiations with respect to potential competing proposals. The agreement is subject to various customary closing conditions, including all necessary shareholder and regulatory approvals and is expected to close in the second quarter of 2008. Again, I must repeat that this call is focused on fourth quarter results and not today’s merger announcement.

With that, I would like to open the Q&A portion of the call, and questions must be only relative to the Q4 earnings.

Operator: Thank you. [Operator Instructions]. And we will start with Chris Danely with JPMorgan.

Q

Hi, this is Larissa Polischuk calling for Chris Danely. I was wondering if you could give us an idea of what your distributors are seeing on the inventory side? Do you have any sense of any color there?

A – Phil Pompa

I think just overall we haven’t seen anything out of the ordinary in terms of just Q4 to Q1. So we don’t believe that there is either anything out of the ordinary for this time of year and this season of the year. So I think things are fairly flat and we are just looking forward to things picking up as we go past Chinese New Year.

Q

Okay. So normal seasonality then?

A – Phil Pompa

Exactly.

Q

And then, on your gross margin improvement that you are forecasting for the first quarter, is that due to the increase in the 3600 and 3700 as a result of – as a larger percentage of revenue?

A – Scott Schaefer

Yeah, it’s due to the transition from the 3500 to the 36 and 3700 and also the printer business, which is a little bit higher margin, is a bigger percentage of the Q1 total revenue.

Q

So you are expecting the printer business to actually increase sequentially or just be a larger percentage?

A – Scott Schaefer

I think it’s going to increase slightly, but it’s primarily just a larger percentage.

Q

Okay, all right. Thank you.

A – Phil Pompa

Thanks.

Operator: [Operator Instructions]. We’ll take our next question from Quinn Bolton with Needham & Company.

Q – Quinn Bolton

Hi, quick question for Phil. Phil, can you talk a little bit about just the ramp-down of the 3500? And as you guys kind of move away from the low end of the market, is there anything in the 36 or 3700 family that will address kind of the higher volume segment of the market or do you really think that the mix shifts over pretty heavily to 36, 37 more mainstream and higher end portable media players in that segment of your targeted markets?

A – Phil Pompa

I think we are seeing a couple of different shifts. I think that certainly the market the 3500 serves is going to continue to get pushed down to the lower and lower end of the marketplace. You’ll see new features and functions that require the ability to address larger memory spaces, to address larger displays and be able to deal with just higher data rates et cetera. You need that capability and to do that, you need greater performance and to be able to drive more – larger displays and higher resolution. And so those of course will drive – over time, those players will also go down the cost curve. So I think, if anything, we think that what we believe is the 36 or 3700, what may be into a lot of ways midrange today, will be low end over the next year or so. So I think that over time we’ll be serving similar price points, it is just going to take more time – it will just take time for us to get there.

Q – Quinn Bolton

Do you think you’ll be able to carry the gross margin advantage you have with the 36, 3700 into that? As that transition occurs, do you think you will be able to keep margins where they are or do you think ultimately gross margins will have to trend down at least as it pertains to kind of the lower end of the market?

A – Phil Pompa

We think, just in general is it’s probably somewhere in the range of – where things settle out in this kind of marketplace is probably in the 40 to 45% range, just overall. But I believe that one of the things that allows us to remain competitive with this is that we’ve got products like the 3710, that are in audio product, audio-only product, but we think there is a future in us being able to cost out because it’s also being done in 90-nanometer and the cost curves on 90-nanometer still have a lot of life to them in terms of the ability to drop in price.

Q – Quinn Bolton

And then the second question, I think on the last quarter conference call you mentioned seeing some threats from more highly integrated audio products or associated products in the TV segment. Was just wondering if you could give us an update there, whether you continue to see that trend or whether you’ve developed additional audio products for that market that do integrate additional functionality and help you fight that trend towards integration.

A – Phil Pompa

There is a couple different things that we are looking at right now, but I’d say that overall the trend will continue to move towards integrated products. And we saw that, but please understand we anticipate shipping products into this market through the remainder of this year at least. So it isn’t like it’s going away this quarter, it’s not. So I didn’t mean to give that impression, but it does mean that over time that this is a transition that will occur and that’s why we’ve taken that team and started moving them and focusing on different markets. So I think that there are some – I think the trick is going to be – is whether or not these competing solutions that are a single-chip will be able to get the same level of audio performance. And so that’s going to be I think where the challenge is in the designs that will be displacing us. But until then we think we’ll be shipping products for the remainder of this year.

Q – Quinn Bolton

Great. And then just lastly, I know it hasn’t been a real focus market for the company in the past, but is there anything that would prevent you from being able to pair up the 36 or 3700 with a digital baseband for say a feature-rich phone application? I mean do you have – are there standard interfaces on the 36, 37 that you could do that kind of pairing pretty quickly if the company had adequate resources, or is that or are there other technical barriers to prevent that kind of pairing?

A – Phil Pompa

We have absolutely architected the 3700 to be able to do that and we’ll have that capability in follow-on products of the 3700 as well. So what we’ll look at is just what are some of the standard interfaces between the 3700 and follow-ons as an applications processor and how they took to a baseband processor. So you are right on the mark.

Q – Quinn Bolton

Okay, great. Thank you very much.

A – Phil Pompa

Okay.

Operator: [Operator Instructions]. And we’ll take a follow-up from Chris Danely with JPMorgan.

Q

Hi, this is Larissa (16.56) again. I was just wondering if you could give us an idea of – for your guidance how much of that is characterized as normal seasonality and how much of that is due to the macro environment that you are currently seeing?

A – Phil Pompa

I’d say that the difference – the range is due to the macroeconomics and that the more of the top end is representative of seasonality.

Q

Okay. And then, along your product lines, if you could just sort of go through what trends you saw in the quarter and what trends you are seeing going into the current quarter.

A – Phil Pompa

Well, certainly that overall it’s a – we still see on the very low end to be incredibly competitive marketplace on the sub $30 in price players. That portion of the market which those are sub $1.50 type of device prices, that portion of the market will remain extremely, extremely competitive, and we tend to participate that only on a very strategic basis. We don’t tend to focus on that marketplace overall, that low end. So that will – we see that continuing to have a lot of pressure on the – on a number of people in the industry and as well as the folks that are making those products. They will be just as competitive against each other. So that’s certainly something that we see.

Overall, we’ll still see certainly things in terms of changes in DRM et cetera are going to allow other types of music services to be able to provide more open end access to music, and we think that’s going to allow again growth of and support multiple music services. So we see that as being another shift that’s occurring right now. The other is as well is that as the – these products that are even have very good, high quality audio players and the video players that are sub $200, certainly even sub 150, those are very classic large retailer types of products, large consumer retailers, not just the electronics stores. And so this is starting to be hitting the sweet spot for those type of stores certainly anything that’s sub 100 bucks, this will also help to be able to connect and be able to expand the market.

In addition, we are also seeing the evolution of other products, as an example is one from Sony that their big push is to be able to connect to – you can connect via – to your or you can download music without a PC, connect to different devices via a USB port. And that could be from a BoomBox or your car audio player et cetera that you don’t need a PC in between the player and the music source. So those are shifts that continue.

In addition to that we’ve seen again stronger and stronger plays by a lot of the branded players and that’s everybody from the Creative, Samsung, Philips, RCA brand et cetera that continue to have the – you go back to these retail stores I was talking about. Someone goes into a retail store and they want to buy an inexpensive player, they’d still rather buy that inexpensive player from a brand name. And so we see that that’s also kind of the other shift that’s occurring right now.

Q

Okay.

A – Phil Pompa

A few points, you bet.

Q

And then, I’m sorry, just is – are Samsung and Creative still your top two 10% customers?

A – Phil Pompa

Let’s see, certainly they are among our largest customers and Scott do you have that?

A – Scott Schaefer

I don’t have it.

A – Phil Pompa

Certainly, they are all – Creative probably still remains our largest customer, or is A-MAX back up there?

A – Scott Schaefer

Creative was 15% in the fourth quarter and Samsung was just over 12% in the fourth quarter.

Q

Okay. Thank you.

A – Phil Pompa

Okay, you bet.

Operator: And we’ll take another follow-up from Quinn Bolton with Needham & Company.

Q – Quinn Bolton

Hey. I apologize, Scott, if I missed this, but did you say the OpEx guidance, non-GAAP OpEx would be back up at about 21 million?

A – Scott Schaefer

Yes.

Q – Quinn Bolton

That looks like that’s sort of a pretty meaningful jump from where you got OpEx down in fourth quarter. Is that just due to end-of-year legal and professional fees, is that merit increases, are there tape-out mask costs driving that increase?

A – Scott Schaefer

It is primarily tape-out and mask costs. We didn’t have any tape-outs in Q4 and we are expecting a couple of those in Q1.

Q – Quinn Bolton

So if you are looking on a go-forward basis, maybe an average of kind of Q4 and Q1 might be sort of a steady-state level to be thinking about?

A – Scott Schaefer

Yes.

Q – Quinn Bolton

Okay, great. Thank you.

Operator: At this time, there are no further questions in the queue. Ms. Aviles, I’d like to the turn the conference back to you for any additional or closing comments.

Martha Aviles, Corporate Communications Manager

Thank you for joining SigmaTel’s fourth quarter 2007 earnings conference call.

Operator: This concludes today’s conference. We appreciate your participation. You may now disconnect.

Information regarding Stockholder Vote: SigmaTel will file a proxy statement and other documents regarding the proposed transaction described in this transcript with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SIGMATEL AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to security holders of SigmaTel seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by SigmaTel with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to Martha Aviles at 512-744.9968 or maviles@sigmatel.com.

SigmaTel’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from SigmaTel’s stockholders in connection with the proposed transaction. Information about SigmaTel’s directors and officers can be found in SigmaTel’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction when they become available.